Exhibit (a)(5)(H)

September 13, 2012

To:  Dollar Thrifty employees

Subject:  Hertz/DTAG Acquisition Update

The Dollar Thrifty and Hertz management teams have been working diligently to meet all the requirements set forth by the Federal Trade Commission in order to complete the merger by the end of 2012.  We know this period is difficult for our employees, because the companies are still separate competitors in the same industry, until the merger is completed, and there are many topics that we are unable to confirm or answer for you until the government makes their final approval and the acquisition is completed.

We understand that the acquisition will put to rest some of the uncertainty employees may have felt over the past few years, but at the same time will generate many more questions and possibly more uncertainty for the impact it may have on you personally.  Both companies are committed to keep you informed as answers to your questions are agreed to and the details are put in place, yet it is also important that we don’t provide partial answers or create confusion.  We are recording all of your questions, and will provide very specific guidance on those when we are able to give you the most complete view of the integration and how it affects you.

Please continue to submit your questions through employees.questions@dtag.com.

Frequently Asked Questions as of 9/10/2012

Will Dollar and Thrifty remain separate brands following the closing of the transaction?

●	Yes.

●	Hertz is committed to spending significant marketing and advertising dollars to grow both the Dollar and Thrifty brands, as well as the Hertz brand.

What are the next steps?

●
The majority of our time and focus is currently on fulfilling the requirements to receive approval from the Federal Trade Commission to complete the merger between Hertz and DTAG.  Until the regulatory process is concluded and the transaction is complete, Hertz and Dollar Thrifty will continue to operate independently of one another.

●
DTG will work with Hertz to develop a long term integration plan that would be implemented if the proposed transaction is approved by all parties, and DTG will be involved in every step of the integration to offer guidance in the planning, organization design, growth strategies and ongoing success of Dollar Thrifty brands.

●	An Integration Team will be established closer to the acquisition and will include representatives from both companies.

What areas will be consolidated, and should I be looking for another job?

●
DTG and Hertz would hope that no one make a career decision without having a full understanding of what the companies will look like when they are merged.  It is common to want to make a decision in an uncertain time, however, the best strategy is often to continue to focus on doing the best job that you can for your customers, and for your own development.

●
There will be areas of overlapping functions, and you can imagine some of those are in Hertz’s and DTG’s headquarters offices and support areas, and DTG will work on improving efficiencies.  DTG and Hertz know there are great people working at Dollar Thrifty, as well as Hertz, and which company you currently work for will not be a factor in the decision making process.  The decisions will be made on a company-neutral basis, focused on who Hertz believes will be the best managers for the jobs that overlap.

Does Hertz plan to keep jobs in the Tulsa headquarters?

●
No decisions have been made about the operations in Tulsa. Hertz is committed to having the work done where it can operate most effectively and at the lowest possible cost.  To make decisions in this area, Hertz will conduct a comprehensive analysis of geographies to compare relevant costs and other data.

Will there be opportunities for early retirement or severance?

●
The Dollar Thrifty merger agreement has specified that Dollar Thrifty’s current severance policy will be honored at least through December 31, 2013 for any employees who are terminated without cause or due to a reduction in force.

●	Regarding early retirement opportunities, at this time it is too early in the process to provide a specific answer.

What happens immediately after the acquisition is complete?

●
For Dollar Thrifty, it will be business as usual and you won’t see much change immediately.  The Dollar Thrifty and Hertz teams will continue to analyze how to transition the companies, and as those plans are outlined Hertz and Dollar Thrifty will continue to communicate.

●
Dollar Thrifty is performing exceptionally well in a generally weak economic environment and Hertz does not want to disrupt DTG’s successful approach to the business.   Changes will be made very carefully that will improve on two key pillars of the Hertz operating strategy:  employee satisfaction and customer satisfaction.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s respective markets, including on pricing policies or use of incentives; occurrences that disrupt rental activity during peak periods; Hertz’s and Dollar Thrifty’s ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; Hertz’s and Dollar Thrifty’s ability to accurately estimate future levels of rental activity and adjust the size of their respective fleets accordingly; the ability of Hertz and Dollar Thrifty to maintain sufficient liquidity and the availability of additional or continued sources of financing for revenue earning equipment and to refinance existing indebtedness; safety recalls by the manufacturers of vehicles and equipment; a major disruption in communication or centralized information networks; financial instability of the manufacturers of vehicles and equipment; any impact on Hertz and/or Dollar Thrifty from the actions of their respective licensees, franchisees, dealers and independent contractors; Hertz’s and Dollar Thrifty’s ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; Hertz’s and Dollar Thrifty’s ability to successfully integrate acquisitions and complete dispositions; Hertz’s and Dollar Thrifty’s ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to Hertz’s and Dollar Thrifty’s respective indebtedness, including Hertz’s substantial amount of debt and Hertz’s ability to incur substantially more debt and increases in interest rates or in its borrowing margins; Hertz’s and Dollar Thrifty’s ability to meet the financial and other covenants contained in their respective senior credit facilities, outstanding unsecured senior notes and certain asset-backed and asset-based funding arrangements; changes in accounting principles, or their application or interpretation, and Hertz’s and Dollar Thrifty’s ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our respective operations, the cost thereof or applicable tax rates; changes to Hertz’s and Dollar Thrifty’s senior management teams; the effect of tangible and intangible asset impairment charges; the impact of derivative instruments held by Hertz and Dollar Thrifty, which can be affected by fluctuations in interest rates and commodity prices; and Hertz’s and Dollar Thrifty’s exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the Securities and Exchange Commission, including each of Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements. All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.